UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2013 (April 9, 2013)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-184677	38-3888962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 9, 2013, the board of directors of American Realty Capital Healthcare Trust II, Inc. (“the “Company”) approved the acquisition of the fee simple interest in a Fresenius dialysis center located in Winfield, Alabama for an aggregate contract purchase price of approximately $1.9 million, exclusive of closing costs.

Fresenius Dialysis Center

The Company has made arrangements, through its sponsor, American Realty Capital VII, LLC, to acquire the fee simple interest in a Fresenius dialysis center located in Winfield, Alabama. The seller of the property is an unaffiliated third party. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction. Pursuant to the Company’s arrangements, its obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, among other conditions. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The property contains approximately 5,600 rentable square feet and is 100% leased to Fresenius Medical Care and the lease is guaranteed by the tenant’s parent, Fresenius Medical Care Holdings, Inc. The lease had an original lease term of 15 years and has approximately 10 years remaining.  The lease contains 10% rental escalations every five years and three five-year renewal options.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized straight line rental income for the initial lease term is approximately $150,000.

Item 8.01. Other Events.

Declaration of Distribution Rate

On April 9, 2013, pursuant to authorization from its board of directors, the Company declared a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day, based on a per share price of $25.00. The distributions will begin to accrue upon the earlier to occur of: (i) June 1, 2013; and (ii) 15 days following the Company’s initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

Escrow Break

On April 12, 2013, the Company, had received and accepted subscriptions in excess of $2.0 million of common stock, broke escrow and issued shares of its common stock to its initial investors. Subscriptions from residents of Pennsylvania will be held in escrow until the Company has received aggregate subscriptions of at least $85.0 million.

Item 9.01. Financial Statements

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of Fresenius Medical Care AG & Co. KGaA (“Fresenius”), the parent of the guarantor of the lease, as described under Item 1.01 of this Current Report on Form 8-K. Fresenius currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Fresenius are taken from such filings:

	Year Ended
(Amounts in Thousands)	December 31, 2012	December 31, 2011	December 31, 2010
Consolidated Condensed Statements of Income
Net revenue	$13,800,282	$12,570,515	$11,844,194
Operating income	2,218,573	2,074,892	1,923,805
Net income	1,186,809	1,071,154	987,517

(Amounts in Thousands)	December 31, 2012	December 31, 2011	December 31, 2010
Consolidated Condensed Balance Sheets
Total assets	$22,325,998	$19,532,850	$17,094,661
Long-term obligations	7,841,914	5,494,810	4,309,676
Total liabilities	12,595,478	11,061,342	9,291,041
Total shareholders’ equity	9,207,260	8,061,017	7,523,911

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: April 12, 2013	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy Chief Executive Officer